50% Private Passenger Automobile
                        Quota Share Reinsurance Contract
                             Effective: July 1, 1997

                                    issued to

                            Condor Insurance Company
                              Calabasas, California
                         Amwest Surety Insurance Company
                                 Omaha, Nebraska
                                       and
                           Far West Insurance Company
                                 Omaha, Nebraska
             (hereinafter referred to collectively as the "Company")

                                       by

                   The Subscribing Reinsurer(s) Executing the
                     Interests and Liabilities Agreement(s)
                                 Attached Hereto
                  (hereinafter referred to as the "Reinsurer")



Article I - Classes of Business Reinsured

A. By this Contract, the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company's net liability under policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") issued or renewed on or after the effective date hereof, and classified by the Company as Non-Standard Private Passenger Automobile business.

B. It is understood that the classes of business reinsured under this Contract are deemed to include:

       1. Coverages required for non-resident drivers under the motor vehicle financial responsibility law or the motor vehicle compulsory insurance law or any similar law of any state or province, following the provisions of the Company's policies when they include or are deemed to include so-called "Out of State Insurance" provisions;

       2. Coverages required under Section 30 of the Motor Carrier Act of 1980 and/or any amendments thereto.

C. "Net liability" as used herein is defined as the Company's gross liability remaining after cessions, if any, to reinsurance which inures to the benefit of this Contract.

D. The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.


Article II - Commencement and Termination

A. This Contract shall become effective on July 1,1997 with respect to losses arising out of occurrences commencing on or after that date, and shall continue in force thereafter until terminated.

B. Either party may terminate this Contract at the end of any contract year by giving the other party not less than 90 days prior notice by certified mail.

C. Unless the Company elects to reassume the ceded unearned premium in force on the effective date of termination, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of termination, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months following the effective date of termination.

D. Notwithstanding the provisions of paragraph C above, in the event the Company is prohibited or precluded by the appropriate regulatory authorities, or by law (in those states where applicable and enforced), from arranging mid-term cancellation or non-renewal of any policies subject to this Contract beyond their natural expiry, the Reinsurer agrees to extend reinsurance coverage until such policies may be terminated by the Company, but in no event beyond 36 months after the effective date of termination.

E. "Contract year" as used herein shall mean the period from July 1, 1997, through June 30, 1998, both days inclusive, and each respective 12-month period thereafter that this Contract continues in force. However, if this Contract is terminated, the final contract year shall be from the beginning of the then current contract year through the date of termination if this Contract is terminated on a "cutoff" basis, or the end of the runoff period if this Contract is terminated on a "runoff" basis.


Article III - Assignments

A. The provisions of Article VI shall apply to risks assigned to the Company under any Assigned Risk Plan if, in the opinion of the Company, such risks were assigned to the Company because of the business written and reinsured hereunder. Any assignments shall be allocated to the contract year upon which the basis of assignments were calculated.

B. In the event this Contract is terminated, notwithstanding the provisions of paragraph C of Article II, the provisions of this Article shall continue to apply for as long as the Company is required to accept assignments because of the business reinsured hereunder.


Article IV - Territory

The liability of the Reinsurer shall be limited to policies issued to insureds domiciled in the State of Arizona; but this limitation shall not apply to losses if the Company's policies provide coverage outside the aforesaid territorial limits.


Article V - Exclusions

A.    This Contract does not apply to and specifically excludes the following:

       1.   All classifications of business not included in Article I.

       2.   All excess of loss reinsurance assumed by the Company.

       3. Reinsurance assumed by the Company under obligatory reinsurance agreements, except agency reinsurance where the policies involved are to be reunderwritten in accordance with the underwriting standards of the Company and reissued as Company policies at the next anniversary or expiration date.

       4. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance" and the "Nuclear Incident Exclusion Clause - Liability - Reinsurance" attached to and forming part of this Contract.

       5. Automobile Liability coverage with respect to all commercial vehicles and any vehicle used principally as:

             a.  An ambulance, fire department or law enforcement vehicle;

             b.  A racing or exhibition vehicle;

             c. A long-haul public freight carrier operating regularly and frequently beyond a 300-mile radius from its terminal location;

             d. A transporter of explosives, munitions, ammonium nitrate, gasoline or liquefied petroleum gas, including butane and propane.

       6. Taxi or livery vehicles; vehicles weighing more than 20,000 pounds; newspaper or mail carriers.

B. Notwithstanding the foregoing, any reinsurance falling within the scope of one or more of the exclusions set forth in subparagraphs 5 and/or 6 of paragraph A that is specially accepted by the Reinsurer from the Company shall be covered under this Contract and be subject to the terms hereof, except as such terms shall be modified by the special acceptance. Furthermore, any exclusion set forth in subparagraph 5 or 6 of paragraph A shall be waived automatically when in the opinion of the Company, the exposure excluded therein is incidental to the principal exposure on the risk in question.

C. If the Company is bound, without the knowledge and contrary to the instructions of the Company's supervisory underwriting personnel, on any business falling within the scope of one or more of the exclusions set forth in subparagraphs 5 and/or 6 of paragraph A, the exclusion shall be suspended with respect to such business until 30 days after an underwriting supervisor of the Company acquires knowledge thereof.

D. If the Company is required to accept an assigned risk which conflicts with one or more of the exclusions set forth in subparagraphs 5 and/or 6 of paragraph A, reinsurance shall apply, but in no event shall the Reinsurer's liability exceed the applicable limits set forth in Article VI.


Article VI - Retention and Limit

A. As respects business subject to this Contract, the Company shall retain and be liable for 50% of its net liability. The Company shall cede to the Reinsurer and the Reinsurer agrees to accept 50% of the Company's net liability.

B. Notwithstanding the provisions of paragraph A above, in the event that the Company's net written premium during the first contract year exceeds $4,500,000, the percentage of the Company's net liability ceded hereunder, as respects business issued or renewed during that period, may, at the option of the Reinsurer, be reduced to not less than the proportion that $4,500,000 bears to the Company's total net written premium for the first contract year. In the event this Contract is terminated before the end of the first contract year, the "premium cap" amount above shall be reduced proportionately before applying the provisions of this paragraph. In the event of a reduction of the cession percentage under this paragraph, the premiums and losses paid hereunder for the first contract year, and the ceding commission allowed on said premium, shall be adjusted retroactively to the inception of this Contract.

C. The Company shall purchase or be deemed to have purchased inuring reinsurance to limit its loss from loss in excess of policy limits or extra contractual obligations to $250,000 per occurrence.

D. The Company shall purchase or be deemed to have purchased inuring excess facultative reinsurance to limit its loss subject hereto from any one coverage, any one policy (exclusive of loss in excess of policy limits or extra contractual obligations) to the following amounts:

       1. Automobile Bodily Injury Liability, $15,000 each person, $30,000 each occurrence;

       2.   Automobile Property Damage Liability, $10,000 each occurrence;

       3.   Uninsured Motorists, $15,000 each person, $30,000 each occurrence;

       4. Automobile No-Fault, statutory required or required to be offered limits;

       5.   Automobile Physical Damage, $30,000 each risk, each occurrence;

E. The Automobile Liability amounts shown in paragraph E shall be extended to follow the Company's policy if the Company's loss is greater than one or more of said amounts because its policy includes or is deemed to include:

       1.   So-called "Out of State Insurance" provisions;

       2. Limits of liability required under Section 30 of the Motor Carrier Act of 1980 and/or any amendments thereto.

F. "Net written premium" as used herein is defined as gross written premium of the Company for the classes of business subject hereto (excluding policy fees), less cancellations and return premiums, and less premiums ceded by the Company for reinsurance which inures to the benefit of this Contract.


Article VII - Loss in Excess of Policy Limits/ECO

A. In the event the Company pays or is held liable to pay an amount of loss in excess of its policy limit, but otherwise within the terms of its policy (hereinafter called "loss in excess of policy limits") or any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits (hereinafter called "extra contractual obligations") because of alleged or actual bad faith or negligence on its part in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its policyholder, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action, or in otherwise handling a claim under a policy subject to this Contract, the loss in excess of policy limits and/or the extra contractual obligations, if any, under the policy involved, shall be subject to the provisions of paragraph C of Article VI.

B. An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

C. Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D. Recoveries from any form of insurance or reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.


Article VIII - Losses and Loss Adjustment Expenses

A. Losses shall be reported by the Company in summary form as hereinafter provided. The Reinsurer shall have the right to participate in the adjustment of losses subject to this Contract at its own expense.

B. All loss settlements made by the Company, whether under strict policy conditions or by way of compromise (excluding ex gratia payments made by the Company), shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with the provisions of Article XII.

C. In the event of a claim under a policy subject hereto, the Reinsurer shall be liable for its proportionate share of loss adjustment expenses incurred by the Company in connection therewith (including litigation expenses, prejudgment interest and postjudgment interest, but not including office expenses or salaries of the Company's regular employees), and shall be credited with its proportionate share of any recoveries of such expense.


Article IX - Salvage and Subrogation

The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by or on behalf of the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.


Article X - Original Conditions

A. All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations and to the same modifications and alterations as the respective policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company (net of policy fees or equivalent charges and other service fees or brokerage fees), prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance, and taking into account additional and return premiums.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.


Article XI - Sliding Scale Commission

A. The Reinsurer shall allow the Company a 25.0% provisional commission on all premiums ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B. The provisional commission allowed the Company shall be adjusted periodically in accordance with the provisions set forth herein. The first adjustment period shall be from the effective date of this Contract through June 30, 1998, and each subsequent contract period shall be a separate adjustment period. However, if this Contract is terminated, the final adjustment period shall be from the beginning of the then current adjustment period through the date of termination if this Contract is terminated on a "cutoff" basis, or the end of the runoff period if this Contract is terminated on a "runoff" basis.

C. The adjusted commission rate shall be calculated as follows and be applied to premiums earned for the period under consideration:

       1. If the ratio of losses incurred to premiums earned is 74.0% or greater, the adjusted commission rate for the period under consideration shall be 20.0%;

       2. If the ratio of losses incurred to premiums earned is less than 74.0%, but not less than 69.0%, the adjusted commission rate for the period under consideration shall be 20.0%, plus the difference in percentage points between 74.0% and the actual ratio of losses incurred to premiums earned;

       3. If the ratio of losses incurred to premiums earned is less than 69.0%, but not less than 49.0%, the adjusted commission rate for the period under consideration shall be 25.0%, plus one-half of the difference in percentage points between 69.0% and the actual ratio of losses incurred to premiums earned;

       4. If the ratio of losses incurred to premiums earned is 49.0% or less, the adjusted commission rate for the period under consideration shall be 35.0%.

D. If the ratio of losses incurred to premiums earned for any period is greater than 74.0%, the difference in percentage points between the actual ratio of losses incurred to premiums earned and 74.0% shall be multiplied by premiums earned for the period and the product shall be carried forward to the next adjustment period as a debit to losses incurred. If the ratio of losses incurred to premiums earned for any period is less than 49.0%, the difference in percentage points between 49.0% and the actual ratio of losses incurred to premiums earned shall be multiplied by premiums earned for the period and the product shall be carried forward to the next adjustment period as a credit to losses incurred.

E. Except as provided in the next paragraph, the Company shall calculate and report the adjusted commission on premiums earned within 45 days after the end of each adjustment period, and within 45 days after the end of each 12-month period thereafter until all losses subject hereto have been finally settled. Each such calculation shall be based on cumulative transactions hereunder from the beginning of the adjustment period through the date of adjustment, including, as respects losses incurred, any debit or credit from the preceding adjustment period. If the adjusted commission on premiums earned for the adjustment period as of the date of adjustment is less than commissions previously allowed by the Reinsurer on premiums earned for the same period, the Company shall remit the difference to the Reinsurer with its report. If the adjusted commission on premiums earned for the adjustment period as of the date of adjustment is greater than commissions previously allowed by the Reinsurer on premiums earned for the same period, the Reinsurer shall remit the difference to the Company as promptly as possible after receipt and verification of the Company's report.

F. As respects the final adjustment period, the Company shall calculate and report the adjusted commission on premiums earned within 45 days after the date of termination, and within 45 days after the end of each 12-month period thereafter until all losses subject hereto have been finally settled. Each such calculation shall be based on cumulative transactions hereunder from the beginning of the final adjustment period through the date of adjustment, including, as respects losses incurred, any debit or credit from the preceding adjustment period. If the adjusted commission on premiums earned for the final adjustment period as of the date of adjustment is less than commissions previously allowed by the Reinsurer on premiums earned for the same period, the Company shall remit the difference to the Reinsurer with its report. If the adjusted commission on premiums earned for the final adjustment period as of the date of adjustment is greater than commissions previously allowed by the Reinsurer on premiums earned for the same period, the Reinsurer shall remit the difference to the Company as promptly as possible after receipt and verification of the Company's report.

G. "Losses incurred" as used herein shall mean ceded losses and loss adjustment expense paid as of the effective date of calculation, plus the ceded reserves for losses and loss adjustment expense outstanding as of the same date, all as respects losses occurring during the adjustment period under consideration, plus the debit or minus the credit from the preceding adjustment period.

H. "Premiums earned" as used herein shall mean ceded unearned premiums at the beginning of the adjustment period under consideration, plus ceded net written premiums during the period, less ceded unearned premiums at the end of the period.

I. It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, except loss adjustment expense.


Article XII - Reports and Remittances

A. Within 45 days after the end of each month, the Company shall report to the Reinsurer:

       1.   Ceded net written premium for the month;

       2.   Ceding commission on (1) above;

       3.   Ceded losses paid during the month;

       4.   Ceded loss adjustment expenses paid during the month.

      The positive balance of (1) less (2) less (3) less (4) shall be remitted by the Company within 45 days after the end of the month of account. Any balance shown to be due the Company shall be remitted by the Reinsurer within 60 days after the end of the month of account.

B. Within 45 days after the end of each month, the Company shall report to the Reinsurer the ceded unearned premiums and ceded outstanding loss reserves as of the end of the month.

C. Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.


Article XIII - Late Payments

A. The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B. In the event any premium, loss or other payment due either party is not received by the intermediary named in Article XXIII (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due, may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

       1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser, times

       2. 1/365ths of the 6-month United States Treasury Bill rate, as quoted in the Wall Street Journal on the first business day of the month for which the calculation is made; times

       3.   The amount past due, including accrued interest.

      It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C. The establishment of the due date shall, for purposes of this Article, be determined as follows:

       1. As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

       2. Any claim or loss payment due the Company hereunder shall be deemed due 5 business days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 5 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

       3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of paragraph C above, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 business days following transmittal of written notification that the provisions of this Article have been invoked.

      For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D. Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense or control of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E. Interest penalties arising out of the application of this Article that are $100.00 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.


Article XIV - Offset

The Company or the Reinsurer shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of premiums or on account of losses or otherwise, due from one party to the other under the terms of this Contract or any other contract heretofore or hereafter entered into by and between them, whether as ceding company or assuming reinsurer. However, in the event of the insolvency of any party hereto, offset shall only be allowed in accordance with the statutes and/or regulations of the state having jurisdiction over the insolvency.


Article XV - Access to Records

The Reinsurer, by its duly appointed representatives, shall have the right at any reasonable time to examine all papers in the possession of the Company referring to business effected hereunder.


Article XVI - Errors and Omissions

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission will be rectified as soon as possible after discovered and brought to the attention of the Company's management.


Article XVII - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.


Article XVIII - Unearned Premium and Loss Reserves

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia or rated B+ or less by A.M. Best, the Reinsurer agrees to fund its share of the Company's ceded unearned premium and outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

       1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

       2.   Escrow accounts for the benefit of the Company; and/or

       3.   Cash advances;

      if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

       1. To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

       2. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expenses paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

       3. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

       4. To fund a cash account in an amount equal to the Reinsurer's share of any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

       5. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

      In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.


Article XIX - Insolvency

A. In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C. It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by
      Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.


Article XX - Arbitration

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at El Segundo, California unless otherwise mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.


Article XXI - Service of Suit  (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.


Article XXII - Agency Agreement

If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.


Article XXIII - Intermediary (BRMA 23A)

E. W. Blanch Co. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through E. W. Blanch Co., Reinsurance Services, 3500 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.


In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

El Segundo, California,      this _______ day of _______________________199___.

                             --------------------------------------------------
                             Condor Insurance Company

                                Table of Contents


    Article                                                           Page

           I      Classes of Business Reinsured                        1
          II      Commencement and Termination                         2
         III      Assignments                                          2
          IV      Territory                                            3
           V      Exclusions                                           3
          VI      Retention and Limit                                  4
         VII      Loss in Excess of Policy Limits/ECO                  5
        VIII      Losses and Loss Adjustment Expenses                  6
          IX      Salvage and Subrogation                              6
           X      Original Conditions                                  7
          XI      Sliding Scale Commission                             7
         XII      Reports and Remittances                              9
        XIII      Late Payments                                        9
         XIV      Offset                                              11
          XV      Access to Records                                   11
         XVI      Errors and Omissions                                11
        XVII      Taxes (BRMA 50B)                                    12
       XVIII      Unearned Premium and Loss Reserves                  12
         XIX      Insolvency                                          13
          XX      Arbitration                                         14
         XXI      Service of Suit  (BRMA 49C)                         15
        XXII      Agency Agreement                                    15
       XXIII      Intermediary (BRMA 23A)                             16